Exhibit 99.1


 Magnetek Receives Commitment Letter for North American Refinancing; Company to Present at B. Riley Investor Conference on August 14, 2003


    LOS ANGELES--(BUSINESS WIRE)--Aug. 1, 2003--Magnetek, Inc. (NYSE:
MAG) announced today that it has received a commitment letter from Bank One Corporation (NYSE: ONE) to replace Magnetek's existing $16-million North American credit facility, due to expire December 17, 2003, with a new asset-based facility. Details of the new credit agreement will be made available when all necessary documentation has been completed and executed.
    Magnetek also confirmed that covenant waivers on its existing credit facility expired as of July 31, 2003. Management expects to promptly complete the new transaction to refinance amounts outstanding under the current credit facility and believes that existing cash balances and funds available from European facilities will be sufficient to fund operations during the interim period.
    Separately, Magnetek management announced that the Company has accepted an invitation to present at the B. Riley & Co. Investor Conference to be held Thursday, August 14, 2003 at The Waldorf Astoria Hotel in New York City. A webcast of the presentation will be carried live on CCBN and on Magnetek's website, http://www.magnetek.com, at 9:40 a.m. EST. For further information about the conference, contact
B. Riley & Co. at (888) 295-0155 or http://www.brileyco.com.
    Magnetek, Inc. manufactures digital power supplies and systems used in industrial control systems, communications, information technology, consumer products, distributed power generation and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,470 people and reported total revenue of $188 million in fiscal 2002, ended on June 30, 2002.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those contemplated by or underlying these forward-looking statements. These risks and uncertainties include negotiations with lenders, results of legal proceedings, unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market conditions may manifest themselves and the actual effects such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


    CONTACT: Magnetek, Inc.
             Bob Murray, 310-689-1610
             bmurray@magnetek.com